Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Contact: Mitch Fastenau
515.412.2194
mfastenau@fhlbdm.com

Federal Home Loan Bank of Des Moines Announces New Top Executives

Des Moines, Iowa, June 7, 2019 - Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank) announced the promotion of Joelyn Jensen-Marren and Bill Bemis. Jensen-Marren was named chief financial officer (CFO), while Bemis was named chief capital markets officer (CCMO), a newly created position at the Bank.

“The lending and finance experience that Ms. Jensen-Marren and Mr. Bemis bring to the leadership team will benefit the communities we serve throughout the region,” said Mike Wilson, president and chief executive officer, FHLB Des Moines.

Jensen-Marren and Bemis will officially begin their new roles on June 10. The change in leadership follows an announcement made earlier this year that Joseph E. Amato, executive vice president and CFO, will be leaving the Bank on June 7 to pursue other opportunities.

“On behalf of the FHLB Des Moines team, I want to thank Mr. Amato for his years of service to its members and the Bank,” said Jensen-Marren. “I am excited to take on this new role and continue the support the Bank provides to its members and the communities they serve.”

Jensen-Marren has been a part of the FHLB Des Moines team for the last 20 years. Her previous responsibilities included supporting the mortgage lending and other needs of members, including risk management. She began her tenure with the Bank as a Senior Risk Analyst and has experience in market risk, financial risk and most recently portfolio strategy. In her new role as CFO, Jensen-Marren will oversee the accounting, strategic planning, and financial controls teams.

The decision was made to permanently split the role of CFO held by Amato into two positions to better serve FHLB Des Moines members in their lending, economic development, and housing needs.

“This is an exciting opportunity for me to continue to serve the Bank and its members,” said Bemis. “This new position confirms our commitment to members and provides an opportunity to continue the strong financial performance for existing and potential members, while anticipating new ways for the Bank to serve their changing needs.”

Bemis brings more than 15 years of senior capital markets experience to his new role. As CCMO, Bemis will oversee the treasury and portfolio strategy teams. Bemis will play an integral role in the pricing, funding and hedging of financial services to members through a combination of products and services. Prior to joining the Bank, he held senior positions with Aviva Investors North America and AmerUs Capital Management Group.

About Federal Home Loan Bank of Des Moines

The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to more than 1,350 financial institutions to support mortgage lending, economic development, and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts, and community development financial institutions. The Des Moines Bank is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com. Follow us on Twitter (@FHLBDM) and visit us on Facebook and LinkedIn.

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